UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued December 30, 2013 by the SRT Shareholders Coalition.

FOR IMMEDIATE RELEASE

Monday, December 30, 2013

Contact: Michael Tootle, 800-401-7905

SRT Shareholders Coalition Obtains Overwhelming Level of Shareholder Support Through Grassroots Effort

Gathers Four Times Originally Required Amount;

40% of Outstanding Shares Voted, Only 10% Needed Originally

Anaheim, CA – Today, the SRT Shareholders Coalition announced it has received overwhelming shareholder support through a grassroots effort to protect the interests of all shareholders of the Strategic Realty Trust (SRT).

“The SRT Shareholders Coalition and its members want to thank all broker dealers, financial representatives, and shareholders who have continued to support the effort during their busy schedules and holidays in this astounding grassroots effort to protect your investment.  I will fight for SRT shareholders who have been neglected for far too long.  With my decades of experience bringing people together and achieving measurable results, I know we can get SRT back on track through a collaborative effort.  We can restore fiscal stability and a meaningful dividend by ending the spending of investor principal on legal costs.  While I support and encourage a negotiated settlement, we will continue to ask shareholders to cast their Green ballot for my candidacy for independent director and return it as soon as possible until an acceptable settlement is reached,” said Todd Spitzer, Independent Director Nominee and Shareholder Advocate.

In just 60 days, the SRT shareholders coalition received Orange Ballots from more than 1,000 shareholders representing over 40% of the total outstanding shares and 4 times the amount originally required by SRT bylaws to call a special shareholders meeting.  By comparison this would translate to more than a two-thirds vote in the highest presidential election turnout in modern American history.

To the Coalition’s knowledge, none of the Orange Ballots were revoked.

“In my 42 years in the business I have never heard of a company denying shareholders the right to a special meeting if 40% of the outstanding shares have voted to call one.  Our hopes remain high for a negotiated settlement, but absent a settlement, we strongly believe the entire board should stand for election and we are well on our way to electing Todd Spitzer as an independent director at the annual meeting with the Green Ballot effort,” said Ron King, CEO of Centaurus Financial and a member of the SRT Shareholders Coalition.

We believe that the actions of the Coalition have already resulted in measurable improvements to SRT, including calling a long overdue Annual Meeting (which SRT has already unilaterally postponed) and declaring an extremely low dividend, which we believe is insufficient.  Moreover, Directors Batinovich, Maier, Levin and Rogers announced they would reject the submission of Orange Ballots from shareholders seeking a special shareholders meeting.   Accordingly, the Coalition will discontinue its solicitation of the Orange Ballots and now focus its efforts on electing Independent Director Nominee Todd Spitzer at the upcoming Annual Shareholders Meeting and passing its proposal to replace the rest of the SRT Board.

With the block of support the SRT Shareholders Coalition has developed, shareholders are within striking distance of electing TODD SPITZER to have a duly elected independent director on their side.  We can only hope that Batinovich, Maier, Levin and Rogers will refrain from any further election delay tactics.  The Coalition strongly recommends shareholders cast and return the Green ballot immediately for independent director nominee TODD SPITZER. Green ballots are downloadable at www.protectourinvestment.org or shareholders may contact our office to request another Green ballot by mail at 800-401-7905.

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The SRT Shareholders Coalition (the “Coalition”) has filed definitive proxy statements and related materials with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the 2013 annual meeting of SRT shareholders.  SRT shareholders should read the Coalition’s definitive proxy statemens and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies for the annual meeting are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.govThe following persons are participants in connection with the solicitations:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Anthony Thompson, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.  Because the SRT Shareholders Coalition has discontinued its solicitation of Orange ballots, no action needs to be taken by the shareholders who have submitted an Orange ballot.

SRT Shareholders Coalition

2300 E. Katella Ave., Suite 235

Anaheim, CA 92806

800-401-7905

www.protectourinvestment.org